EXHIBIT 99.1

NerdWallet Releases 2025 Investor Presentation

SAN FRANCISCO, CA—March 3, 2025—NerdWallet, Inc. (Nasdaq: NRDS), which provides trustworthy financial guidance to consumers and small and mid-sized businesses (SMBs), today announced the release of its 2025 Investor Presentation.
The 2025 NerdWallet Investor Presentation highlights the Company’s recently issued full-year 2026 non-GAAP operating income guidance. It also provides insight into key strategic initiatives, including strengthening the NerdWallet brand and vertically integrating to offer consumers more hands-on guidance in the SMB and mortgages space.
The 2025 Investor Presentation is available on NerdWallet’s Investor Relations website at https://investors.nerdwallet.com.
ABOUT NERDWALLET
NerdWallet (Nasdaq: NRDS) is on a mission to provide clarity for all of life’s financial decisions. As a personal finance website and app, NerdWallet provides consumers with trustworthy and knowledgeable financial information so they can make smart money moves. From finding the best credit card to buying a house, NerdWallet is there to help consumers make financial decisions with confidence. Consumers have free access to our expert content and comparison shopping marketplaces, plus a data-driven app, which helps them stay on top of their finances and save time and money, giving them the freedom to do more. NerdWallet is available for consumers in the U.S., United Kingdom, Canada and Australia.
“NerdWallet” is a trademark of NerdWallet, Inc. All rights reserved. Other names and trademarks used herein may be trademarks of their respective owners.

Investor Relations:
Caitlin MacNamee
ir@nerdwallet.com

Media Relations:
Maitri Jani
press@nerdwallet.com
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